Exhibit 99.1

Clearant, Inc. Completes $11 Million Financing and Merger with Public Company

Los Angeles, CA, April 1, 2005 – Clearant, Inc. (OTC BB:CLRI), a leading developer and marketer of an innovative, patent protected pathogen inactivation technology with a broadly diversified set of market applications, announced today the successful completion of its reverse merger with Bliss Essentials Corp., a public company previously traded under the symbol BLSE. As part of the transaction, Clearant raised gross proceeds of approximately $11 million through the sale of its common stock, of which approximately $2.8 million will be used to repay debt and the balance will be used for working capital and general corporate purposes.

As a result of the transaction, there are now a total of 35,829,350 shares of Clearant common stock outstanding. The new shares issued to the former stockholders of Clearant constitute approximately 70% of the shares of our common stock now outstanding.

This new round of financing closes as Clearant continues to secure contracts for the licensing of its patented CLEARANT PROCESS®, the most widely licensed method available to sterilize tissue allograft implants in their final packaging (‘terminal sterilization’). Prior to the availability of CLEARANT PROCESS® treated implants, the tissue allograft implants being delivered to hospitals for use in surgical procedures were aseptically processed “washed” and then packaged in a clean environment and therefore, cannot be sterile.

“Today’s announcement represents a substantial milestone for our shareholders, and complements the revenue stream we have begun to generate through our aggressive pursuit of relationships with our first target customers – tissue processors – and will further accelerate the growth of our company,” said Alain Delongchamp, Chief Executive Officer, Clearant, Inc.

To date, Clearant has focused the majority of its sales and marketing efforts on generating adoption of the CLEARANT PROCESS® within the tissue allograft industry. More than 750,000 tissue allograft implants are distributed annually in the United States. Recently, experts at the Centers for Disease Control (CDC) have documented a series of serious infectious transmissions through transplanted tissue, highlighting the urgent need for more effective pathogen inactivation technologies. Yet, until now, there has been no method available that could validate the sterilization of these allograft implants in their final packaging without damaging the integrity of the tissue. Recognizing that the CLEARANT PROCESS® is the first technology to allow for validated sterilization of tissue implants in their final packaging, three tissue processors have already licensed the proprietary process and the first patients have successfully received sterile CLEARANT PROCESS® treated allograft implants.

“For many years, I, like most surgeons, believed that risk of infection with tissue implants was unavoidable, but when I saw the Clearant Process data I knew the time had come to demand higher standards for my patients,” said

Warren King, MD, a prominent orthopedic surgeon with the Palo Alto Medical Foundation, Stanford University, and a medical consultant for the Oakland Raiders NFL team and the San Jose Sharks NHL team. “I was pleased to be the first in the country to be able to offer my patients sterile Clearant Process treated allografts and the success of these initial surgeries will most certainly accelerate the demand for widespread use of allografts that have been sterilized using the Clearant Process.”

Continuing Pressure to Take Tissue Safety to a New Level

Tissue banks distribute approximately 750,000 tissue specimens each year with few reports of serious complications. However, processors of donated tissue continue to be under increased scrutiny by regulatory authorities, the medical community and the public following the reported death in late 2001 of a tissue transplant recipient, as well as a rash of infections and recalls of tissue by processors in 2002. In addition, the CDC following the death and subsequent infections, has suggested that the tissue industry adopt more stringent aseptic processing and to implement, “when possible”, a method that terminally sterilizes tissue.

“Even before the infections and recalls, many tissues banks routinely evaluated their quality and safety systems to determine if there were ways to improve them and further reduce the risk of contamination and infections, and so most have been very receptive to discussions once they have seen our results,” said Alain Delongchamp, Chief Executive Officer of Clearant, Inc.

Effective in May 2005, the Food and Drug Administration (FDA) will begin the enforcement of the Good Tissue Practices (GTPs) which are expected to result in an increase of the level of pathogen safety required for these tissue allograft implants. In addition, the FDA GTPs define clearly what level of microbial safety a sterile allograft implant must demonstrate. Clearant firmly believes that the CLEARANT PROCESS® meets the requirements for sterility as defined in the FDA GTPs thereby allowing Clearant licensees to offer their customers safer, sterile tissue allograft implants.

To-date, Clearant licensed the CLEARANT PROCESS® to 6 different tissue banks; the current tissue bank licensees include CryoLife, Inc., Tissue Bank International, DCI Donor Services, Inc., Blood and Tissue Center of Central Texas, Tissuelab SpA and LifeTek, LLC. “We anticipate completing licensing agreements with additional tissue banks in the near term,” said Alain Delongchamp, Chief Executive Officer of Clearant, Inc.

To-date, Clearant management estimates that Clearant tissue bank licensees distributed more than 2,500 implants for surgical use within the United States since the first quarter of 2004.

The increasing number of tissue processors who have either finalized or are negotiating licensing agreements with Clearant suggests that tissue processors are eager to offer, for the first time, truly sterile tissue allograft implants in their final packaging using Clearant’s validated pathogen inactivation technology. Clearant anticipates this will lead to expanding availability over the next quarter of tissue implants that have been treated by the CLEARANT PROCESS®.

In addition, Clearant licensed the CLEARANT PROCESS® to Hematech, LLC a company focusing on the production of transgenically produced antibodies.

About Clearant, Inc.

Clearant, Inc., a biotechnology company headquartered in Los Angeles, California, is a leader in pathogen inactivation for biological products. Clearant, Inc. has developed the patent protected CLEARANT PROCESS® , designed to substantially reduce all types of pathogens in biological products while maintaining a high degree of the underlying protein. Various sterilization methods on the market today only kill specific types of pathogens, such as bacteria or lipid-enveloped viruses, for specific products. The CLEARANT PROCESS® can substantially reduce all types of pathogens for products across many market segments including plasma proteins, tissue implants, recombinant products and blood products, and can be applied at various stages of product processing/manufacturing, including in the final container.

The company’s revenue includes fees from licensing its patented technology and research and development fees generated on projects for commercial customers and government grants. The CLEARANT PROCESS® is marketed through a direct sales force primarily in the United States and in Europe.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the biotechnology industry; and additional risks discussed in the company’s filings with the SEC.

Clearant Contact:
Mr. Kenneth Liu
(310) 479-4570
kliu@clearant.com

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